EXHIBIT 99.1

Immunomedics Settles Finra Arbitration Proceedings Relating to Its Prior Investment in Certain Securities

MORRIS PLAINS, N.J., April 1, 2013 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, reached a settlement on March 27, 2013, in its previously disclosed arbitration proceeding before the Financial Industry Regulatory Authority against a broker-dealer relating to the Company's prior investment in certain securities. Pursuant to the settlement, the Company will (i) receive a gross settlement amount of $18,000,000, (ii) dismiss the proceeding with prejudice, and (iii) together with the broker-dealer, release each other from all claims and liabilities arising out of the arbitration. The Company expects the net amount to be approximately $16.7 million after payment of expenses and legal fees.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 219 active patents in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com